RSU_ALLPAR_2024_1
Exhibit 10.2
RACKSPACE TECHNOLOGY, INC. 2020 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan, as amended from time to time (the “Plan”), shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and Restricted Stock Unit Agreement, including any addendum to the Agreement for the Participant’s country (the “Addendum”), as attached (together, the “Agreement”).

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Participant has been granted Restricted Stock Units over Common Stock of Rackspace Technology, Inc., subject to the terms and conditions of the Plan and the Agreement, as follows:

Grant Number:	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Number of Restricted Stock Units Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule:
Subject to accelerated vesting and/or forfeiture as set forth in the Agreement or the Plan, the Restricted Stock Units will vest, in whole or in part, in accordance with the following schedule:

Vest Date	Shares Vesting
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%	%%SHARES_PERIOD1,'999,999,999'%-%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%	%%SHARES_PERIOD2,'999,999,999'%-%
%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%	%%SHARES_PERIOD3,'999,999,999'%-%
%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%	%%SHARES_PERIOD4,'999,999,999'%-%
%%VEST_DATE_PERIOD5,'Month DD, YYYY'%-%	%%SHARES_PERIOD5,'999,999,999'%-%
%%VEST_DATE_PERIOD6,'Month DD, YYYY'%-%	%%SHARES_PERIOD6,'999,999,999'%-%
%%VEST_DATE_PERIOD7,'Month DD, YYYY'%-%	%%SHARES_PERIOD7,'999,999,999'%-%
%%VEST_DATE_PERIOD8,'Month DD, YYYY'%-%	%%SHARES_PERIOD8,'999,999,999'%-%
%%VEST_DATE_PERIOD9,'Month DD, YYYY'%-%	%%SHARES_PERIOD9,'999,999,999'%-%
%%VEST_DATE_PERIOD10,'Month DD, YYYY'%-%	%%SHARES_PERIOD10,'999,999,999'%-%
%%VEST_DATE_PERIOD11,'Month DD, YYYY'%-%	%%SHARES_PERIOD11,'999,999,999'%-%
%%VEST_DATE_PERIOD12,'Month DD, YYYY'%-%	%%SHARES_PERIOD12,'999,999,999'%-%

RACKSPACE TECHNOLOGY, INC. 2020 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), including any addendum to the Agreement for the Participant’s country (the “Addendum”), dated as of
%%OPTION_DATE,'Month DD, YYYY'%-%
(the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and the following (the “Participant”):
%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”)), has granted to the Participant, effective as of the date of this Agreement, Restricted Stock Units under the Plan to acquire a number of shares of Common Stock as specified in the attached Notice of Grant on the terms and subject to the conditions set forth in this Agreement and the Plan;
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
Section 2. Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable vesting date (except as otherwise provided in this Section 2), the Restricted Stock Units shall become non-forfeitable and shall vest according to the schedule included in the attached Notice of Grant; provided, however, that the portion of the Restricted Stock Units that were not vested immediately prior to such event shall immediately vest in full upon (i) a Change in Control or (ii) the death or Disability of the Participant.

Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall cease vesting as of the date of the Participant’s Termination of Service for any reason other than the death or Disability of the Participant and no portion of the Restricted Stock Units that is not vested as of such time shall vest thereafter (i.e., that portion of the Restricted Stock Units that is not vested shall be forfeited immediately). The Restricted Stock Units will be immediately forfeited by the Participant and cancelled by the Company.
Section 3. Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Restricted Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Committee, at its sole discretion, may settle the Restricted

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Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.
Section 4. Restrictive Covenants. The Participant acknowledges and agrees that by accepting the Restricted Stock Units issued hereunder, the Participant shall be bound by, and shall abide by, the covenants set forth in this Section 4, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any service agreement or other document required by the Committee with respect to such grant.
(a)    Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Participant agrees that during the Participant’s employment or other service relationship with the Company or, if different, the Employer, and for the six month period following the Participant’s Termination of Service for any reason, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another, (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any Subsidiary to terminate their relationship with or leave the employ of the Company or any Subsidiary, or in any way interfere with the relationship between any member of the Company or any Subsidiary, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any Subsidiary until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or any Subsidiary has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or any Subsidiary, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company or any Subsidiary, on the other hand.
(b)    Non-Disparagement. The Participant shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any Subsidiary, or any of its successors, directors or officers. The foregoing shall not be violated by the Participant’s truthful responses to legal process or inquiry by a governmental authority.

(c)    Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 4 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Participant hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company or any Subsidiary. The Participant further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Participant in connection with the Company’s issuance of an Award to the Participant under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Participant is or may become subject in connection with any relationship with the Company or any Subsidiary.
(d)    Enforcement. If the Participant breaches any of the Restrictive Covenants, the Company or, if different, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or, if different, the Employer at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or any

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Subsidiary and that money damages would not provide an adequate remedy to the Company or any Subsidiary; (ii) in the event of a final judicial finding of a material breach, the right and remedy to require the Participant to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Participant as the result of (A) any transactions constituting a breach of the Restrictive Covenants and (B) disposition of the Restricted Stock Units or Shares, and (iii) in the event of a final judicial finding of a material breach, the right to cause the Restricted Stock Units to be immediately forfeited effective as of the date on which such breach first occurs. In the event of any breach or violation by the Participant of any of the Restrictive Covenants, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved. The Participant expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing and as a condition to the grant of the Restricted Stock Units, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any stock plan service provider engaged by the Company to administer awards granted under the Plan, to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
(e)    Advice to Seek Independent Counsel. The Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in this Section 4. The Participant acknowledges that prior to acceptance of this Agreement, the Participant has been advised by the Company of the Participant's right to seek independent advice from an attorney of the Participant's own selection regarding this Agreement, including the restraints imposed upon him or her pursuant to this Section 4. The Participant acknowledges that the Participant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Participant further represents that in entering into this Agreement, the Participant is not relying on any statements or representations made by any of the Company's directors, officers, employees or agents which are not expressly set forth herein, and that the Participant is relying only upon the Participant's own judgment and any advice provided by the Participant's attorney. The Participant acknowledges he or she has been provided at minimum 14 calendar days to review the provisions contained herein.
(f)    Disclosure Rights. Notwithstanding the foregoing, no section of this Section 4 is intended to or shall limit, prevent, impede or interfere with the Participant's non-waivable right, without prior notice to the Company or, if different, the Employer, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any other Subsidiary's past or future conduct, engage in any activities protected under whistleblower, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Company or, if different, the Employer to make any such reports or disclosures and is not required to notify the Company or, if different, the Employer that the Participant has made such reports or disclosures.
Section 5. Restriction on Transfer. The Restricted Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null and void and without effect.
Section 6. Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Restricted Stock Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the

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Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of Restricted Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Restricted Stock Units) under the Plan in the future, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past. The grant of the Restricted Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.
Section 7. Termination. For the avoidance of doubt, the Restricted Stock Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service and cancelled by the Company; provided, however, that the Restricted Stock Units shall immediately vest upon (i) a Change in Control or (ii) the death or Disability of the Participant.

Section 8. Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s ultimate responsibility and Participant’s actual tax liabilities may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Restricted Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)    In connection with the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or has or potentially has adverse accounting, financial, contractual or other consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax- Related Items by one or a combination of the following:
(i)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;
(ii)    withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent, including by aggregating such Shares into sell orders that include Shares held by other participants and routing such sell orders

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to the special handling desk or other trading desk managed by the Company’s stock plan administrator;
(iii)    cash payment made by the Participant to the Company, provided that (i) the Participant made the appropriate elections as may be specified in the Participant’s E*TRADE account from time to time AND (ii) such cash payment is actually made or available to the Company in the Participant’s E*TRADE account within forty-eight (48) hours immediately following the applicable vest date; and/or
(iv)    any other methods approved by the Committee and permitted by applicable laws.

(c)    Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable withholding amounts or other applicable withholding rates, including minimum or maximum applicable rates in the Participant's jurisdiction(s). If the Company and/or the Employer withhold more than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may receive a refund of any over- withheld amount in cash and will have no entitlement to the equivalent in Shares or, if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. If the Company and/or the Employer withhold less than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. If the obligation for Tax- Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax- Related items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax- Related Items.
Section 9.    Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)    the Participant is voluntarily participating in the Plan;
(d)    the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)    the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(f)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

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(g)    if the Restricted Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;
(h)    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);
(j)    unless otherwise provided in the Plan or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)    neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting; and
(l)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 10.    Data Privacy Consent.
The Company is located at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.
(a)    Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.
(b)    Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade and/or Morgan Stanley Smith Barney, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Restricted Stock Units vest, the Company transfers

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shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan.
(c)    International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.
(d)    Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from it from its systems.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant's salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.
(f)    Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing,
(v)    portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837, USA.
(g)    The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
Section 11. Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-

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U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Restricted Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.
Section 12. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
By the Participant's electronic signature or acceptance, the Participant and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Agreement.
Section 13. Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 14. Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
Section 15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares purchased upon vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 16. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices and to: 1718 Dry Creek Way, Suite 115
San Antonio, TX 78259-1837
Attn: Deputy General Counsel, Corporate & Securities Legalnotice@rackspace.com

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If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 17. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
Section 18. Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.
Section 19. Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s consent.
Section 20.    Governing Law; Consent to Jurisdiction.
NOTWITHSTANDING    ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(a)    Notwithstanding anything to the contrary contained in any service agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof or any restrictive covenants to which the Participant is subject to under any service agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement in any court other than the courts of the State of

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Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or any restrictive covenants to which the Participant is subject to under any service agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.
Section 21. Insider Trading/Market Abuse Restrictions. Depending on the Participant's country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant's ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant's country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant's compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
Section 22. Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant agrees to take any and all actions, and consents to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.
Section 23. Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

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Section 24. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
Section 25. Entire Agreement. The Notice of Grant, this Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto, except for other agreements between the parties that contain restrictive covenants included in an employment agreement or in the standard Rackspace Confidentiality, Dispute Resolution and Intellectual Property Agreement. In the event of a conflict between agreements containing restrictive covenants, the restriction that provides the most protection to the Company shall supercede and apply.

Section 26. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 27. Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.
Section 28. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 29. Required Acceptance. This Agreement is conditioned upon the Participant’s agreement to all terms of this Agreement including the Restrictive Covenants which include, among other provisions, certain non-solicitation, nondisclosure, and non-disparagement rights. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date, the Restricted Stock Units shall be terminable by the Company.
Section 30. Recoupment/Clawback Policy; Compensation Subject to Recovery. The Participant acknowledges that the Company adopted the Executive Officer Incentive Compensation Clawback Policy (the “Clawback Policy”) to which the Participant is or may in the future become subject. In consideration of the grant of the Restricted Stock Units, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board or the Compensation Committee pursuant to the Clawback Policy or any similar clawback or recoupment policy which the Company may adopt from time to time to the extent the Board determines in good faith that the adoption and maintenance of such policy is necessary to maintain corporate governance best practices and/or comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by applicable law. The Participant acknowledges and agrees that the Restricted Stock Units received by the Participant pursuant to this Agreement shall be subject to forfeiture, recovery by the Company or other action pursuant to the Clawback Policy or any such other clawback or recoupment policy. This Section 30 shall survive the termination of the Holder’s employment for any reason. The

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foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Board or the Compensation Committee with respect to the foregoing shall be final, conclusive and binding upon the Holder and all persons claiming through the Holder.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:	Kellie Teal-Guess
Title:	Chief Human Resources Officer

PARTICIPANT

%%FIRST_NAME_LAST_NAME%-%

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ADDENDUM TO THE RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or Agreement.

Terms and Conditions
This Addendum includes additional terms and conditions that govern the Restricted Stock Units granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant under these circumstances.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or at the time the Participant sells Shares acquired under the Plan.
The information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

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DATA PRIVACY NOTICE FOR PARTICIPANTS IN THE EUROPEAN UNION (“EU”)
/ EUROPEAN ECONOMIC AREA (“EEA”) / SWITZERLAND / UNITED KINGDOM (“UK”)
The following provisions replace Section 10 of the Agreement:
The Company is located at 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259- 1837, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices.
(a)    Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor (the “Data”), which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the implementation, administration and management of the Participant’s participation in the Plan.
(b)    Purposes and Legal Bases of Processing The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, granting the Restricted Stock Units, implementing, administering and managing Participant’s participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.
(c)    Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.
(d)    Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs the Participant's Data, the Company will remove it from its systems. The Company may keep some of the Data longer to satisfy legal or

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regulatory obligations and the Company’s legal basis for such use would be necessity to comply with legal obligations.
(e)    Contractual Requirement The Participant’s provision of Data and its processing as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan. The Participant understands that, as a consequence of the Participant’s refusing to provide Data, the Company may not be able to allow the Participant to participate in the Plan, grant Restricted Stock Units to the Participant or administer or maintain such awards. However, the Participant’s participation in the Plan and acceptance of the Agreement terms are purely voluntary. While Employee will not receive Restricted Stock Units if the Participant decides against participating in the Plan or providing Data as described above, the Participant’s career and salary will not be affected in any way if the Participant chooses not to participate in the Plan or provide Data.
(f)    Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant's country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant's personal data. To receive clarification regarding the Participant's rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837, USA.
AUSTRALIA
Terms and Conditions
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in the Act).
Notifications
Securities Law Notification. Any information given by or on behalf of the Company is general information only. The Participant should obtain his or her own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give advice about participating in the Plan.
The grant of Restricted Stock Units under the terms of the Plan and the Agreement does not require disclosure under the Corporations Act 2001 (Cth) (the “Corporations Act”). No document provided to the Participant in connection with his or her participation in the Plan (including this Agreement):

    is a prospectus, product disclosure statement or other disclosure document for purposes of the Corporations Act; or
    has been filed or reviewed by a regulator in Australia (including ASIC).
The Participant should not rely on any oral statements made in connection with his or her participation in the Plan. The Participant should rely only upon the statements contained in this Agreement, when considering whether to participate in the Plan.
In the event that Shares are issued to the Participant under the Plan, the value of any Shares will be affected by the Australian / U.S. dollar exchange rate, in addition to fluctuations in value caused by the fortunes of the Company.

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If the Participant offers any Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should consult with his or her personal legal advisor prior to making any such offer to ensure compliance with the applicable requirements.
BELGIUM

Notifications

Foreign Asset/Account Reporting Notification. Belgian residents are required to report any securities (e.g., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium (e.g., any brokerage account opened in connection with the Plan) on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.
Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., Shares acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such cases, the tax will be due on the value of the qualifying securities held in such account. The Participant should consult with his or her personal tax advisor regarding the application of this tax.
CANADA
Terms and Conditions
Restricted Stock Units Payable Only in Shares. Notwithstanding Section 3 of the Agreement, the grant of the Restricted Stock Units does not provide any right for the Participant to receive a cash payment, and settlement of the Restricted Stock Units is payable only in Shares.

The following provisions will apply to Participants who are residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy Notice. This provision supplements Section 10 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives, including any broker(s) designated by the Company to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Employer, the Company, and any other Affiliate or Subsidiary to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Employer, Company, and any other Affiliate or Subsidiary to record such information and to keep such information in the Participant’s

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employee file. The Participant acknowledges that the Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the Province of Quebec, including to the United States. Finally, the Participant acknowledges that the Company, the Employer or any other affiliate or other parties involved in the administration of the Plan use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.
Notifications

Securities Law Notification. The Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan, provided the sale of the Shares acquired under the Plan takes place outside of Canada.

Foreign Asset/Account Reporting Notification. The Participant is required to report any foreign specified property (including Shares acquired under the Plan) with a value exceeding C$100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. The statement is due at the same time as the Participant’s annual tax return. The Restricted Stock Units must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property the Participant holds at any time during the year. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Participant is strongly advised to check with his or her personal advisor regarding the Participant’s reporting obligations.

COLOMBIA
Terms and Conditions

Nature of Grant. By electing to participate in the Plan, the Participant acknowledges and agrees that he or she has received a copy of the Plan and the Agreement, have read and understood the terms and conditions of the Plan and the Agreement and consent to participation in the Plan under the terms and conditions contained therein. In addition to the terms specified in the Plan and this Agreement, by participating in the Plan, the Participant expressly acknowledges and agrees that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant's “salary” for any legal purpose.
Securities Law Notification. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the Shares may not be offered to the public in Colombia. Nothing in the Agreement should be construed as making a public offer of securities in Colombia. An offer of Shares to employees will not be considered a public offer provided that it meets the conditions set forth in Article 6.1.1.1.1 in Decree 2555,2010. In the event that the Company, in its sole discretion, determines that the offer of the Plan in Colombia may constitute a “public offer of securities,” the Participant understands and agrees that the Company may, in its sole discretion, cease to offer the Plan in Colombia. In the event that the Company exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Company.

Notifications
Exchange Control Notification. The Participant must register their investments with the Central Bank of Colombia (Banco de la República). The registration method will vary depending on whether cash is remitted from Colombia (either by the Participant or the Employer), or no cash consideration is paid at all. Upon liquidation of assets held abroad, the Participant must (i) cancel the registration with the Central Bank

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and (ii) repatriate the proceeds from the sale or liquidation to Colombia and file the appropriate Central Bank form (usually through the Participant's local bank). The Participant is personally responsible for complying with applicable exchange control requirements in Colombia.

Foreign Asset/Account Reporting Notification. The Participant must file an annual informative return with the Colombian Tax Office detailing any assets held abroad. If the individual value of any of these assets exceeds a certain threshold, the Participant must describe each asset and indicate the jurisdiction in which it is located, its nature and its value.

EGYPT
Notifications
Exchange Control Notification. If the Participant transfers funds received upon settlement of Restricted Stock Units into Egypt, the Participant is required to transfer the funds through a registered bank in Egypt.
GERMANY
Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount in connection with the Participant’s participation in the Plan, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Notification. If the Participant’s acquisition of Shares leads to a so- called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if
(i) the Participant owns 1% or more of the Company and the value of the Shares exceeds €150,000 or (ii) the Participant holds Shares exceeding 10% of the Company's total common stock.

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HONG KONG
Terms and Conditions
Restriction on Sale of Shares. Should any portion of the Restricted Stock Units vest within six months of the Grant Date, the Participant agrees that the Participant will not dispose of the Shares acquired at vesting prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Notification. WARNING: The Restricted Stock Units and any Shares to be issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or any other Subsidiary. The Plan, the Agreement and other incidental communication materials related to the Restricted Stock Units have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The Plan, the Agreement and the incidental communication materials are intended only for the Participant’s personal use and not for distribution to any other persons. If the Participant has any questions or concerns about any of the contents of the Plan, the Agreement or any other incidental communication materials, the Participant should obtain independent professional advice.

INDIA

Notifications
Exchange Control Notification. It is the Participant’s responsibility to comply with any applicable exchange control regulations in India. The Participant must repatriate the proceeds from the sale of Shares or the receipt of any dividends (if applicable) to India within a certain time period after receipt. The Participant must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with these requirements.
Foreign Asset/Account Reporting Notification. The Participant is required to declare any foreign bank accounts for which Participant has signing authority and any foreign financial assets (including Shares acquired under the Plan) in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult his or her personal advisor in this regard.
JAPAN

Terms and Conditions
Compliance with Law. By accepting the Restricted Stock Units, the Participant agrees to comply with all applicable Japanese laws and report and pay any and all applicable Tax-Related Items associated with the receipt of Restricted Stock Units and any payment made to the Participant upon vesting of Restricted Stock Units. The Participant acknowledges that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of participation in an equity incentive plan, and may audit the tax returns of such employees to confirm that they have correctly reported the resulting income.
Notifications

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Exchange Control Notification. Japanese residents acquiring Shares valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of Shares.
Foreign Asset/Account Reporting Notification. If the Participant holds assets outside of Japan with a total net fair market value exceeding ¥50,000,000 as of December 31 (each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets by March 15 of the following year. The Participant is advised to consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

MEXICO
Terms and Conditions

Labor Law Acknowledgement. The following provision applies if the Participant resides in Mexico and receives Restricted Stock Units from the Company:
(a)    The Participant's participation in the Plan does not constitute an acquired right;
(b)    The Plan and the Participant's participation in it are offered by the Company on a wholly discretionary basis;
(c)    The Participant's participation in the Plan is voluntary;
(d)    The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any Shares acquired under the Plan;
(e)    By accepting the Restricted Stock Units, the Participant acknowledges that the Company, with registered offices in the U.S.A. at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667, is solely responsible for the administration of the Plan. The Participant further acknowledges that his or her participation in the Plan, the grant of the Restricted Stock Units and any acquisition of Shares under the Plan do not constitute an employment relationship between the Participant and the Company because the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Rackspace Mexico S. de R.L. de C.V. Based on the foregoing, the Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Participant and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant's employment;
(f)    The Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Participant's participation in the Plan at any time, without any liability to the Participant; and
(g)    Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation
(a)    La participación del beneficiario en el Plan no constituye un derecho adquirido;

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(b)    El Plan y la participación del beneficiario en el mismo, son ofrecidos por la Compañía de manera completamente discrecional;
(c)    La participación del beneficiario en el Plan es voluntaria;
(d)    La Compañía y sus subsidiarias o afiliadas no son responsables de ninguna disminuciónen el valor de las acciones adquiridas dentro del Plan;
(e)    Al aceptar las Unidades de Acción Restringidas, el beneficiario reconoce que la Compañía, con domicilio registrado en 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667, E.U.A. es la única responsable de la administración del Plan. Además, el beneficiario reconoce que su participación en el Plan, la concesión de Unidades de Acción Restringidas y cualquier adquisición de acciones bajo el Plan no constituyen una relación laboral entre el beneficiario y la Compañía, ya que el beneficiario está participando en el Plan sobre una base comercial y su único empleador es Rackspace México S. de R.L. de C.V. Por lo anterior, el beneficiario expresamente reconoce que el Plan y los beneficios que puedan derivarse de su participación no establecen ningún derecho entre el beneficiario y su empleador y que no forman parte de las condiciones de trabajo y/o beneficios otorgados por su empleador, y cualquier modificación del Plan o su terminación no constituirá un cambio o modificación de los términos y condiciones de empleo del beneficiario;
(f)    Además, el beneficiario comprende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía, por lo que esta se reserva el derecho absoluto de modificar y/o suspender la participación del beneficiario en el Plan en cualquier momento, sin responsabilidad alguna del beneficiario; y
(g)    Finalmente, el beneficiario manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de la Compañía, por cualquier indemnización o daño relacionada con las disposiciones del Plan o a los beneficios otorgados en el mismo, y en consecuencia el beneficiario deslinda de total responsabilidad a la Compañía, sus subsidiarias, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales de cualquier demanda que pudiera surgir.

NETHERLANDS
There are no country-specific provisions.

NEW ZEALAND
Notifications
Securities Law Notification. WARNING: This is an offer of rights to receive Shares upon vesting of the Restricted Stock Units in accordance with the terms of the Agreement and the Plan. The Shares, once acquired, will give the Participant a stake of ownership in the Company. The Participant may receive a return if dividends are paid on the Shares.
If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares (if any) have been paid. The Participant may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment. The Participant acknowledges that he or she should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.

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The Shares are quoted on the Nasdaq Global Select Market. This means that if the Participant acquires Shares under the Plan, the Participant may be able to sell such Shares on the Nasdaq Global Select Market if there are interested buyers. The price will depend on the demand for the Shares.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at https://www.rackspace.com/about/investor-relations.

POLAND
Notifications
Foreign Asset/Account Reporting Notifications. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Notification. Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents are engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.

SAUDI ARABIA

Notifications

Securities Law Notification. The Agreement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. The Participant is hereby advised to conduct the Participant's own due diligence on the accuracy of the information relating to the shares. If the Participant does not understand the contents of the Agreement, the Participant should consult an authorized financial advisor.

SINGAPORE

Notifications

Securities Law Notification. The Participant agrees that any Shares acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the Date of

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Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Securities Law Notification. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. If the Participant is a director, associate director or shadow director1 of a Singapore Affiliate or Subsidiary, the Participant must notify the Singapore Affiliate or Subsidiary in writing of an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any Affiliate or Subsidiary within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director.

1 A shadow director is an individual who is not on the board of directors of the Singapore Affiliate or Subsidiary but who has sufficient control so that the board of directors of the Singapore Affiliate or Subsidiary acts in accordance with the directions or instructions of the individual.

SWEDEN

Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 8 of the Agreement, by enrolling in the Plan, the Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.
SWITZERLAND

Notifications

Securities Law Notification. Because the offer of the Restricted Stock Units is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than the Participant or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED ARAB EMIRATES
Notifications
Securities Law Notification. Participation in the Plan is being offered only to Eligible Individuals and is in the nature of providing equity incentives to Eligible Individuals. Any documents related to participation in

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the Plan, including the Plan, the Agreement and any other grant documents (“Restricted Stock Unit Documents”), are intended for distribution only to such Eligible Individuals and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Restricted Stock Unit Documents and have not approved the Restricted Stock Unit Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Restricted Stock Unit Documents, the Participant should consult an authorized financial advisor.

UNITED KINGDOM

Settlement. The following provision supplements Section 3 of the Agreement:
Notwithstanding any discretion contained in the Plan or the Agreement, the Restricted Stock Units will not be settled in cash or a combination of cash and shares of Common Stock. The Restricted Stock Units will be settled only in Shares.
Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:
Without limitation to Section 8 of the Agreement, the Participant agrees to be liable for any Tax- Related Items related to the Participant's participation in the Plan and legally applicable to the Participant and hereby covenants to pay any such Tax-Related Items, as and when requested by the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Employer against any Tax-Related Items that the Employer is required to pay or withhold on the Participant's behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer, the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax- Related Items not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 8 of the Agreement.
National Insurance Contributions. As a condition of participation in the Plan and the vesting of the Restricted Stock Units, the Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company

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and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Section 8 of the Agreement. The Participant must enter into the Joint Election attached as Exhibit A hereto concurrent with the execution of the Agreement.
If the Participant does not enter into a Joint Election prior to the vesting of the Restricted Stock Units or if approval of the Joint Election has been withdrawn by HMRC, the Restricted Stock Units shall become null and void without any liability to the Company and/or the Employer.

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